                  [LETTERHEAD OF LATHAM & WATKINS]
                                                  August 28, 1996

The Cooper Companies, Inc.
6140 Stoneridge Mall Road
Pleasanton, CA 94588

             Re: The Cooper Companies, Inc.
                 215,000 shares of Common Stock, par value $.10 per share
                 ---------------------------------------------------------

Ladies/Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 215,000 shares of common stock, par value $.10 per share (the "Common Stock") of The Cooper Companies, Inc. (the "Company"), and rights (the "Rights") to acquire 645,000 shares of Series A Junior Participating Preferred Stock of the Company ("Preferred Stock") attached to said shares, issued and issuable under the 1996 Long Term Incentive Plan for Non-Employee Directors of The Cooper Companies, Inc. (the "Plan") by the Company on Form S-8 filed with the Securities and Exchange Commission on August 28, 1996 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Company has issued 7,393 shares of Common Stock of the Company (the "Issued Shares") under the Plan. Rights to acquire 22,179 shares of Preferred Stock are attached to the Issued Shares (the "Issued Rights"). 207,607 shares of Common Stock of the Company (the "Plan Shares") are issuable under the Plan and such shares have attached rights to acquire 622,821 shares of Preferred Stock (the "Unissued Rights").

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the attached Rights. In addition, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

The Cooper Companies, Inc.
August 28, 1996

Page 2

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters.

                  We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

                  Subject to the foregoing, it is our opinion that, as of the date hereof:

                  1. The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

                  2. The Plan Shares have been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Plan Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Plan Shares, the Plan Shares will be validly issued, fully paid and non-assessable.

                  3. The Issued Rights have been duly authorized and are validly issued.

                  4. The Unissued Rights have been duly authorized for issuance and, upon their issuance in the manner contemplated by the Rights Agreement dated as of October 29, 1987 between the Company and The First National Bank of Boston, as amended by Amendment No. 1 to Rights Agreement dated as of June 14, 1993 and Amendment No. 2 to Rights Agreement dated as of January 16, 1995 (as amended, the "Rights Agreement"), and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance of the Unissued Rights pursuant to the terms of the Rights Agreement, the Unissued Rights will be validly issued.

                  We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Latham & Watkins